HNI Corporation 600 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7217, www.hnicorp.com

News Release

For Information Contact:
Marshall H. Bridges, Senior Vice President and Chief Financial Officer (563) 272-7400
Matthew S. McCall, Vice President, Investor Relations and Corporate Development (563) 275-8898

HNI CORPORATION ANNOUNCES
NEW CHAIRMAN OF BOARD OF DIRECTORS

MUSCATINE, Iowa (February 12, 2020) - HNI Corporation (NYSE: HNI) announced today the election of Jeff Lorenger as Chairman of its Board of Directors effective immediately. Mr. Lorenger has served as President since April 2018 and Chief Executive Officer since June 2018. Mr. Lorenger joined HNI Corporation in 1998 and held multiple executive level positions prior to his election as President and Chief Executive Officer.

The Board also appointed Larry Porcellato as its Lead Director. Mr. Porcellato served as Chairman of the Board from January 2019 and prior to that as Lead Director. Mr. Porcellato has been a member of the Board of Directors since 2004. In his added capacity as Lead Director, Mr. Porcellato will preside at executive sessions of the Board and serve as liaison between the independent directors and the Chairman.

About HNI Corporation
HNI Corporation is a NYSE traded company (ticker symbol: HNI) providing products and solutions for the home and workplace environments. HNI Corporation is a leading global office furniture manufacturer and is the nation's leading manufacturer of hearth products. The Corporation's strong brands have leading positions in their markets. More information can be found on the Corporation's website at www.hnicorp.com.

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